Exhibit 3.31

CERTIFICATE OF FORMATION

OF

CANOPY BRAND MANAGEMENT LLC

This Certificate of Formation of Canopy Brand Management LLC (the “LLC”), dated as of July 12, 2016, is being duly executed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST:    The name of the limited liability company is Canopy Brand Management LLC.

SECOND:    The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington. New Castle County, Delaware 19808.

THIRD:    The name and address of the registered agent for service of process on the LLC in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Samantha Fox
Name: Samantha Fox
Title: Authorized Person

[Certificate of Formation – Canopy Brand Management LLC]